Exhibit 8

List of Significant Subsidiaries

Place of incorporation and operations	Percentage of equity interest
The British Virgin Islands
Asia Pacific Wire & Cable General Holdings Ltd.	100%
PRC (APWC Holding Ltd.)	100%
Samray Inc.	100%
Siam (APWC) Holdings Ltd.	100%
Moon View Ltd.	100%
Trigent Investment Holdings Ltd.	100%
Crown Century Holdings Ltd.	100%
Singapore
Sigma Cable Company (Private) Ltd.	98.30%
Sino-Sin Trading Pte. Ltd.	100%
Sigma-Epan International Pte. Ltd.	100%
Singvale Pte. Ltd.	100%
The People’s Republic of China
Ningbo Pacific Cable Co., Ltd.	94.31%
Shanghai Yayang Electric Co., Ltd.	56.73
Shandong Pacific Fiber Optics Co., Ltd.	51%
Pacific Electric Wire & Cable (Shenzhen) Co., Ltd.	100%
Hong Kong
Crown Century Holdings Ltd.	100%
Australia
Australia Pacific Electric Cable Pty Ltd.	98.53%

Thailand
Charoong Thai Wire and Cable Public Co., Ltd.	52.83%
Siam Pacific Electric Wire & Cable Co., Ltd.	52.83%
Pacific-Thai Electric Wire & Cable Co., Ltd.	52.83%
Hard Lek Ltd.	73.98%
APWC (Thailand) Co., Ltd.	95.66%
PEWC (Thailand) Co., Ltd.	95.66%
Myanmar
Myanmar Sigma Cable Co., Ltd.	78.59%